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                                                                     Exhibit 3.3

                                AMENDMENT NO. 1
                          TO THE AMENDED AND RESTATED
                           BYLAWS OF BLACKROCK, INC.
                            A Delaware Corporation

  In accordance with Section 8.1 of the Amended and Restated Bylaws (the "Bylaws") of BlackRock, Inc. (the "Corporation"), the following amendments to the Bylaws were unanimously approved by the Corporation's Board of Directors at its regular meeting on December 14, 1999:

1.   Amendment to Section 3.16(a).  Section 3.16(a) of the Bylaws is hereby
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amended by deleting such section in its entirety and replacing it with the following:

     "(a) The Board of Directors may by resolution designate one or more committees (in addition to the mandatory Standing Committees as set forth in Section 3.16(e) below) consisting of one or more directors of the Corporation which, to the extent authorized in any resolution of the Board of Directors or these Bylaws and permissible under the DGCL and the Certificate of Incorporation, shall have and may exercise any or all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, except that no committee (including any Standing Committee) shall have the power to take any action which requires the affirmative vote of at least eighty percent (80%) of the entire Board of Directors (including but not limited to any of the actions specified in Section 3.10 of the Bylaws)."

2.   Amendment to Section 3.16(b).  Section 3.16(b) of the Bylaws is hereby
     ----------------------------
amended by deleting the clause "Subject to Section 3.16(a)," at the beginning of
Section 3.16(b).

3.   Amendment to Section 3.16(e)(ii).  Section 3.16(e)(ii) of the Bylaws is
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hereby amended by deleting the word "three" in the second line of the first sentence of such section and inserting the word "two" in lieu thereof.

Effective as of December 15, 1999